EXHIBIT 32.1

CERTIFICATIONS

The undersigned certify that the Form 10-K for the year ended December 31, 2013, which accompanies this certification, fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and the information contained in the periodic report fairly presents, in all material respects, the financial condition and results of operations of Valley Financial Corporation at the dates and for the periods indicated. The foregoing certification is made solely for purposes of Title 18, Chapter 63, Section 1350 of the United States Code and is subject to the knowledge and willfulness qualifications contained in Title 18, Chapter 63, Section 1350(c).

Date:	March 18, 2014	/s/ Ellis L. Gutshall
Chief Executive Officer

/s/ Kimberly B. Snyder
Chief Financial Officer